Exhibit 10.30

SUMMARY OF 2004 ZILOG INCENTIVE PLAN

On January 22, 2004, the Company adopted the 2004 ZiLOG Incentive Plan, which provides for the payment of cash bonuses to each of Messrs. Burger, Diamond, Grace and Thorburn upon the achievement by the Company, in 2004, of pre-established targets based on the following weighted performance criteria: adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), revenue, design wins, design opportunities and the percentage of new products that are released on time. Bonuses are set at 50% of the executive’s salary if the “100% pre-established target” is achieved, and range from 25% to 200% of the executive’s salary depending on the level of achievement of these targets. No bonus will be paid under the plan if the “50% pre-established target” is not achieved.